Exhibit 10.6

UNITED ONLINE, INC.

2004 MANAGEMENT BONUS PLAN

I.              PURPOSES OF THE PLAN

1.01                         The United Online, Inc. (“Company”) 2004 Management Bonus Plan (“Plan”) is established to promote the interests of the Company by creating an incentive program to (i) attract and retain employees who will strive for excellence, and (ii) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the financial performance of the Company.

II.            ADMINISTRATION OF THE PLAN

2.01                         The Plan is hereby adopted by the Company’s Compensation Committee of the Board of Directors (the “Committee”), and shall be administered by the Committee pursuant to the powers provided to the Committee by the Board of Directors of the Company.

2.02                         The interpretation and construction of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee.  Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

III.           DETERMINATION OF PARTICIPANTS

3.01                         The following individuals will participate in the Plan:  Mark R. Goldston, Charles S. Hilliard, Frederic A. Randall, Jr., Brian Woods, Gerald J. Popek, Jon O. Fetveit and Robert J. Taragan.  An individual shall be eligible to participate in the Plan if employed by the Company or any of its participating subsidiaries on December 31, 2004.  If an individual is not employed by the Company or a participating subsidiary on such date, he will not eligible to receive a bonus under the Plan.  However, an individual who is on a leave of absence or whose employment terminates and is then re-hired in the same fiscal year may remain eligible at the discretion of the Committee, and the Committee may provide a pro rata bonus.  In the event of termination of an individual’s employment as a result of death or disability, the Committee shall provide the individual or the individual’s estate with a pro rata bonus.

3.02                         For purposes of the Plan:

A.            An individual shall be considered an employee for so long as such individual remains employed by the Company or one or more subsidiary corporations.

B.            Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a subsidiary of the Company, provided each such corporation (other than the last corporation in the unbroken chain)

owns, at the time of determination, stock possessing more than fifty percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

IV.           BONUS AWARDS

4.01                         No eligible employee shall earn any portion of a bonus award made hereunder for any fiscal year until December 31, 2004.

4.02                         The individual bonus awards payable to the participants in the Plan for the 2004 Year shall be based upon the Company’s success in achieving specified ADJUSTED OIBDA targets (that is, targets tied to the Company’s operating income before  depreciation and amortization expenses and certain other expenses) determined by the Committee for that fiscal year (“ADJUSTED OIBDA Targets”).  In determining whether the Company has achieved the ADJUSTED OIBDA Targets, ADJUSTED OIBDA will be determined consistent with the Company’s historical methodology for calculating ADJUSTED OIBDA for financial reporting purposes; provided, however, (1) ADJUSTED OIBDA shall be calculated before restructuring expenses, merger related expenses, stock based compensation expenses and other expenses associated with the relocation of the Company’s headquarters, (2) in determining whether the Company has achieved an ADJUSTED OIBDA Target, any bonus amounts which accrue under this Plan at that particular Target level shall be included as an expense in computing  ADJUSTED OIBDA up to and until the accrual amounts reach the amounts that would entitle Mr. Goldston to 150% of his base salary and the other participants 125% of their base salary, after which no additional amounts shall be included as an expense in computing  whether higher ADJUSTED OIBDA Target levels have been achieved, (3) any adjustments to ADJUSTED OIBDA attributable to a change in accounting principles shall be excluded and (4) all items of gain, loss or expense for such fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to the disposal of a segment of a business, shall be excluded from ADJUSTED OIBDA.  In the event the Company acquires other companies or businesses during the 2004 fiscal year, the Committee shall use its discretion to determine the impact, if any, such acquisitions should have on the ADJUSTED OIBDA Targets.  While the bonuses shall be granted if the Company achieves the ADJUSTED OIBDA Targets, the Committee may use its discretion to award bonuses based on criteria other than the ADJUSTED OIBDA Targets if the Committee determines it to be appropriate based on executive performance and other facts and circumstances, with the goal being to reward performance based upon the Company’s objectives.

4.03                         The bonuses for shall be based on a percentage of each individual’s base salary for fiscal 2003.  For Mark Goldston, he will receive a bonus equal to 65%, 75%, 85%, 100%, 110%, 125%, 150%, 175% or 200% of base if the Company achieves specified ADJUSTED OIBDA Targets as determined by the Committee.  For the other eligible participants, each will receive 50%, 60%, 70%, 80%, 90%, 100% or 125% of his base if the Company achieves specified ADJUSTED OIBDA Targets as determined by the Committee.

4.04                         Following completion of the bonus calculation referenced above, the Committee shall issue a written report containing the final calculation.

V.            PAYMENT OF BONUS AWARDS

5.01                         Bonuses shall be paid no later than March 1, 2005.  All payments under the Plan shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.

VI.           GENERAL PROVISIONS

6.01                         The Plan shall become effective when adopted by the Compensation Committee.  The Committee may at any time amend, suspend or terminate the Plan, provided such action is effected by written resolution and does not adversely affect rights and interests of Plan participants.

6.02                         No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment.  The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company.  Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

6.03                         No Plan participant shall have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or to attachment, execution or other process of law.

6.04                         Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan, shall be construed so as to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration.  Rather, each employee will be employed “at-will,” which means that either such employee or the Company may terminate the employment relationship at any time for any reason, with or without cause, subject in each case to any employment agreement between such person and the Company.

6.05                         This is the full and complete agreement between the eligible employees and the Company with respect to incentive bonus compensation for the 2004 fiscal year. This Plan does not supersede, but is supplemental to, any provisions of any employment agreement to which any of the employees eligible under this Plan may be party.  With respect to references to Annual Bonuses in the Employment Agreements for Messrs. Goldston, Hilliard, Randall and Woods, for the purposes of such Agreements the references to Annual Bonuses shall be deemed (A) for the purposes of Involuntary Termination, the greater of (i) 100% with respect to Mr. Goldston and 75% with respect to the other participants, of their then current salary or (ii) the bonus received in the preceding year (which, for the 2003 calendar year, shall be the bonus paid for the six month period ended December 31, 2003 plus 50% of the bonus paid for the twelve month period ended June 30, 2003) and (B) for the purposes of termination without cause, 100% of then current salary for Mr. Goldston and 75% of then current salary for the other participants.